EXHIBIT 10.44

Employment Agreement PureSafe
Water Systems, Inc.

Agreement made as of January 1, 2011, by and between Gerard R. Stoehr of 305 East 24th Street, Apt 11Y, New York, N.Y. 10010 ("Executive") and PureSafe Water Systems, Inc., (the "Company").

PREAMBLE
The Board of Directors of the Company recognizes Executive's previous and potential contribution to the growth and success of the Company and desires to assure the Company of Executive's employment in an executive capacity as Chief Operating Officer and to compensate him therefore. Executive wishes to be employed by the Company and to commit himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1 General Definitions.

"Benefits" shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of Executives generally and/or for key Executives of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

"Board" shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

"Chairman" shall mean the individual designated by the Board from time to time as its chairman.

"Chief Executive Officer" shall mean the individual having responsibility to the Board for direction and management of the executive and operational affairs of the Company and who reports and is accountable only to the Board.

"Disability" shall mean a written determination by a physician mutually agreeable to the Company and Executive (or, in the event of Executive's total physical or mental disability, Executive's legal representative) that Executive is physically or mentally unable to perform his duties of Chief Operating Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12)-month period.

"Executive" shall mean Gerard R. Stoehr and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

"Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as "persons" in §§ 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

"Reorganization" shall mean any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

"Territory" shall mean within a fifty (50) mile radius of any area in the United States and any equivalent section or area of any country in which the Company has an office, revenue-producing customers or substantial activities.

"Company" shall mean PureSafe Water Systems, Inc., a Delaware corporation, together with such subsidiaries and affiliates of the Company as may from time to time exist.

2 Positions, Responsibilities, and Terms of Employment.

2.01 Position. Executive shall serve as Chief Operating Officer and in such additional management position(s) as the Board shall designate. In this capacity Executive shall, subject to the bylaws of the Company, and to the direction of the Board and the Chief Executive Officer, serve the Company by performing such duties including; direct line responsibility for supervision of the manufacturing process, marketing, sales, and administration. Interact with the Chief Financial Officer for financial reporting, budgets, inventory and internal controls.

2.02 Best Efforts Covenant. Executive will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and affiliates.

2.03 Exclusivity; No Adverse Participation. During this Agreement's term, Executive shall not engage in any other employment, occupation or business enterprise without the consent of a majority of the Board or the Chief Executive Officer. Executive agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Executive from owning shares of any competitor of the Company so long as such shares (i) do not constitute more than 5% of the outstanding equity of such competitor, and (ii) are regularly traded on a recognized exchange or listed for trading by NASDAQ in the over-the-counter market.

2.04 Post-Employment Non-competition/Non-Solicitation Covenant. Except with the prior written consent of the Board, Executive shall not engage in activities in the Territory either on Executive's own behalf or that of any other business organization, which are in direct or indirect competition with the Company for a period of one (1) year subsequent to Executive's voluntary withdrawal from employment with the Company or the Company's termination of Executive's employment for Cause. Executive and the Company expressly declare that the territorial and time limitations contained in this Section and the definition of "Territory" are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Executive and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable.

For a period of two (2) years subsequent to Executive's voluntary withdrawal from employment with the Company or the Company's termination of Executive's employment for Cause, Executive will not without the express prior written approval of the Board (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, Executive, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency or business relationship with the Company, or (ii) employ or seek to employ or cause any business organization in direct or indirect competition with the Company to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date Executive or the competitive business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from providing a letter of recommendation to an Executive with respect to a future employment opportunity.

2.05 Confidential Information. Executive recognizes and acknowledges that the Company's trade secrets and proprietary information and know-how, as they may exist from time to time ("Confidential Information"), are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Executive's duties hereunder. Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Executive make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Executive agrees to hold as the Company's property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company. Executive agrees that he will not use or disclose to other Executives of the Company, during the term of this Agreement, confidential information belonging to his former employers.

Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Executive shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.06 Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Executive during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

2.07 Hired to Invent. Executive agrees that every improvement, invention, process, apparatus, method, design and any other creation that Executive may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of Executive's employment under this Agreement that relates to the business carried on by the Company during the term of Executive's employment under this Agreement shall be the exclusive property of the Company. Executive agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Executive or any affiliate or assignee to protect intellectual property during the twelve (12) months following Executive's termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section or any other provision of this Agreement.

2.08 Equitable Relief. Executive acknowledges that his services to the Company are of a unique character which give them a special value to the Company. Executive further recognizes that violations by Executive of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Executive agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 4 of this Agreement, the Company shall be entitled to injunctive relief, without posting any bond or showing actual damages, to restrain any violation, actual or threatened, by Executive of the provisions of this Agreement.

3 Compensation.

3.01 Minimum Annual Compensation. The Company shall pay to Executive for the services to be rendered hereunder a base salary at an annual rate of One hundred twenty thousand dollars ($120,000) (the "Annual Minimum Salary") and a guaranteed bonus of Sixty thousand dollars($ 60,000) which shall become due and payable in two (2) installments of Thirty thousand dollars ($30,000.00) each on June 30, 2011 and December 31, 2011 (the "Minimum Annual Compensation"). The above not withstanding the compensation for the month of February will be reduced by $ 5,000. There shall be a six month review for merit by the Board. At no time during the term of this Agreement shall Executive's annual base salary fall below the Minimum Annual Compensation. In addition, if the Board increases the Minimum Annual Compensation at any time during the term of this Agreement, such increased Minimum Annual Compensation shall become a floor below which Executive's compensation shall not fall at any future time during the term of this Agreement and shall become Minimum Annual Compensation.

Executive's salary shall be payable in periodic installments in accordance with the Company's usual practice for Executives of the Company.

3.02 Incentive Compensation. In addition to the Minimum Annual Compensation, Executive shall be entitled to receive payments under the Company's incentive compensation program (as in effect from time to time), if any, in such amounts as are determined by the Company to be appropriate for Executives of the Company. Any incentive compensation which is not deductible in the opinion of the Company's counsel, under § 162(m) of the Internal Revenue Code shall except as otherwise provided in this agreement be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Executive's right to such payment being absolute, subject only to the provisions of Section 2.08.

3.03 Participating in Benefits. Executive shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to Executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Executive shall not be deemed to be in lieu of other compensation to Executive hereunder as described in this Section 3.

3.04 Specific Benefits. During the term of this Agreement (and thereafter to the extent this Agreement shall require):

(i)             Executive shall be entitled to three (3) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Executive. No more than one (1) week of vacation time may be accrued cumulatively, from year to year.

(ii)            In addition to the vacation time provided pursuant to Section 3.04 (i) hereof, Executive shall be entitled to seven (7) paid holidays (other than weekends) per year and five (5) paid sick days per year.

(iii)           Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for similarly situated Executives of the Company) in performing services hereunder.

(iv)           Upon submission of travel and expense reports accompanied by proper vouchers, the Company will pay or reimburse Executive for all transportation, hotel, living and related expenses incurred by Executive on business trips away from the Company's principal office, and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries and affiliates during the term of this Agreement.

(v)            The Company will provide the Executive with a laptop computer.

4. Termination of Employment.

4.01. Death or Permanent Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Permanent Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Permanent Disability set forth below), it may provide the Executive with written notice in accordance with Section 6.05 of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Permanent Disability" shall have such meaning as under the Company's disability plan in which the Executive participates or, if the Executive does not participate in any such plan, shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative. Any short-term return to work of twenty (20) consecutive business days or less shall not be considered a break in the one hundred eighty (180) consecutive business days referred to in the prior sentence.

4.02. Cause. The Company may terminate the Executive's employment during the Employment Period either with or without Cause. For purposes of this Agreement, "Cause" shall mean:

(i)             the failure of the Executive to perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)            the engaging by the Executive in illegal conduct or willful misconduct which is materially and demonstrably injurious to the Company;

(iii)           the Executive's conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony;

(iv)           the Executive's disclosure of confidential information in violation of the Company's written policies which is materially and demonstrably injurious to the Company; or

(v)            the Executive's material breach of this Agreement.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

4.03 Good Reason. "Good Reason" shall mean (in the absence of the written consent of the Executive):

(i)             the assignment to the Executive of any duties materially inconsistent with the Executive's positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.01 of this Agreement or any action by the Company which results in a material diminution in any of the foregoing, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)            any material failure by the Company to comply with any of the provisions of Section 3 of this Agreement, that is not remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)           the Company's transfer of the Executive's primary office located in Plainview, New York by more than 25 miles;

(iv)           any other material breach of this Agreement by the Company; or

(v)            any failure by the Company to comply with Section 8.0 lof this Agreement.

(vi)           a change of control by which senior management, specifically the CEO and CFO are replaced. (vii) a Reorganization occurs.

The Executive's mental or physical incapacity following the occurrence of an event described above in clauses (i) through (vi) shall not affect the Executive's ability to terminate employment for Good Reason and the Executive's death following delivery of a Notice of Termination for Good Reason shall not affect the Executive's estate's entitlement to any severance payments or benefits under Section 5(a) of this Agreement.

4.04 Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6.05 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

4.05 Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Permanent Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Permanent Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4 constitutes a "separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the "Date of Termination."

5. Obligations of the Company upon Termination.

5.01 Good Reason; without Cause. Subject to the Executive's execution of the "Waiver and Release" attached hereto as Exhibit A (the "Waiver and Release") no later than 30 days after the Date of Termination, if, during the Employment Period, the Company shall terminate the Executive's employment without Cause or the Executive shall terminate employment for Good Reason, the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (or, if later, five days after the effective date of the Waiver and Release), the aggregate of the following amounts:

A. the sum of (1) the Executive's Annual Minimum Salary due through the Date of Termination to the extent not theretofore paid, (2) any annual incentive payment earned by the Executive for a prior period to the extent not theretofore paid and not theretofore deferred, (3) any accrued and unused vacation pay and (4) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1)-(4), shall be hereinafter referred to as the "Accrued Obligations");

B. (1) the balance of Executive's Annual Minimum Salary from the Date of Termination through the end of the next anniversary of Executive's Effective Date of employment but in no event shall the amount be less than three (3) months of the Executive's Annual Minimum Salary and (2) the Incentive Payment (1 and 2 collectively, the "Severance Payment"); and

C. The product of (1) the Incentive Payment and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is 365 (the "Pro-Rata Incentive Payment").

5.02 Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of the Accrued Obligations and the Pro-Rata Incentive Payment. The Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

5.03 Permanent Disability. If the Executive's employment is terminated by reason of the Executive's Permanent Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligations and the Pro-Rata Incentive Payment. The Accrued Obligations and the Pro-Rata Incentive Payment be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

5.04 Cause. If the Executive's employment shall be terminated for Cause this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the Accrued Obligations. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

5.05 Other than for Good Reason. If the Executive's employment shall be terminated by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the Accrued Obligations. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

6. Miscellaneous.

6.01 Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger or consolidation and any assignee of all or substantially all of the Company's business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive's legal representatives, heirs and legatees.

6.02 Initial Term and Extensions. Except as otherwise provided in this Agreement, the term of this Agreement shall be three years (3) commencing with the effective date hereof (the "Initial Employment Period"). However, each year the Board shall review the work performed by the Executive to determine whether or not it is satisfactory. The Board shall have the right during the sixty (60) day period consisting of the thirty (30) days prior to the end of each year and thirty (30) days after the end of each year to determine whether to terminate the Executive. The right of the Board to terminate the Executive during said sixty (60) day period shall be in addition to any other rights the Board has to terminate Executive under this Agreement. In the event the Board shall terminate Executive during said sixty (60) day period, this Agreement shall terminate as if the three (3) year term of this Agreement has expired.

Unless earlier terminated as set forth, herein on the fourth (4th ) anniversary of the effective date, and on each subsequent annual anniversary of the effective date thereafter, this Agreement shall be automatically extended for an additional year (the "Renewal Period") unless either party notifies the other in writing more than 90 days prior to the relevant anniversary date that this Agreement is no longer to be extended ( the Initial Employment Period and each subsequent Renewal Period shall constitute the "Employment Period").

6.03 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York, without giving effect to any principles of conflicts of law thereunder.

6.04 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.05 Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

6.06 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision, of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

6.07 Binding Effect. Subject to the provisions of Sections 5 and 6.01 hereof, this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the parties hereto.

6.08 Survival of Rights and Obligations. All rights and obligations of Executive or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

6.09 Effective Date. Executive and the Company agree that the Effective Date of this Agreement is the date first written above at the beginning of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.

PURESAFE WATER SYSTEM, INC.

By:	/s/ Leslie Kessler CFO
Name:
Title:

/s/ Gerard R. Stoehr 12/24/10
GERARD R. STOEHR

Exhibit A

WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE THAT THIS AGREEMENT AND RELEASE IS EXECUTED BY THE EXECUTIVE.

For and in consideration of the payments and other benefits due to GERARD R. STOEHR (the "Executive") pursuant to the Employment Agreement (the "Employment Agreement") entered into as of [date], 2010 (the "Effective Date"), by and between PURESAFE WATER SYSTEMS , INC. (the "Company") and the Executive, and for other good and valuable consideration, the Executive irrevocably and unconditionally releases and forever discharges the Company and each and all of its present and former officers, agents, directors, managers, Executives, representatives, affiliates, shareholders, members, and each of their successors and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the "Released Parties"), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims") which the Executive at any time heretofore had or claimed to have or which the Executive may have or claim to have regarding events that have occurred up to and including the date of the Executive's execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive's employment or the termination thereof. In particular, the Executive understands and agrees that the Executive's release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as to vested benefits, if any), the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Fair Labor Standards Act, as amended , the District of Columbia Human Rights Act, as amended, the New York City Administrative Code, as amended, the New York Labor Law, as amended, the Maryland Human Relations Act, the New York Executive Law, as amended, the District of Columbia Wage Payment and Wage Collection Law, as amended, the Maryland Wage Payments and Collection Act, as amended, claims arising out of any legal restrictions on an employer's right to terminate its employees in any jurisdiction, such as claims for wrongful or constructive discharge, breach of any express or implied contract, and/or any claims on any basis whatsoever regarding your status, pay position, or title while employed by the Company, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

The Executive shall have thirty (30) days from the Date of Termination to sign and return this Release by personal or guaranteed overnight delivery to the attention of PURESAFE WATER SYSTEMS, INC., 25 Fairchild Avenue, Plainview, New York. Notwithstanding anything to the contrary in this Release, the Executive can revoke this Release within seven days after executing the Release by sending written notification to the Company of Executive's intent to revoke the Release, and this Release shall not become effective or enforceable until such revocation period has expired. The Executive's written notification of the intent to revoke the Release must be sent to PURESAFE WATER SYSTEMS, INC. by personal delivery or guaranteed overnight delivery, at 25 Fairchild Avenue, Plainview, New York, within seven days after the Executive executed the Release.

The Executive acknowledges that he/she may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive acknowledges that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive nevertheless intends to release the Company from any and all such unknown claims, including damages which are unknown or unanticipated. The parties understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive's employment and the termination thereof. All such "claims" (including related attorneys' fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought. Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive does not waive: (i) rights to indemnification the Executive may have under (A) applicable law, (B) any other agreement between the Executive and a Released Party and (C) as an insured under any director's and officer's liability insurance policy now or previously in force; (ii) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of its affiliates or subsidiaries (collectively, the "Affiliated Entities") are jointly responsible; (iii) the Executive's rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (iv) the Executive's rights as a stockholder of any of the Affiliated Entities; or (v) any obligations of the Affiliated Entities under the Employment Agreement.

The Executive acknowledges and agrees that the Executive: (a) has been given at least 21 days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any modification of this Release, whether material or immaterial, will not restart or change the original consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties;

(b)    has been given seven days after returning the Release to the Company to revoke this Release;

(c)    has been advised to consult legal counsel regarding the terms of this Release; (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Executive also agrees that to the extent permitted by law, Executive shall not (i) file a charge or complaint with the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency, or (ii) participate in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from (i) filing a charge or complaint with the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency, or (ii) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency if Executive's waiver of such rights under the preceding sentence is deemed unenforceable, illegal or against public policy. However, in such event, the Executive expressly waives the right to any relief of any kind should the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency pursue any claim on the Executive's behalf

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Dated	GERARD R. STOEHR